EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT AWARDED TO THE RICHMOND TO DRILL ONE WELL IN THE U.S. GULF OF MEXICO

Houston, Texas
April 13, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE - ATW) a Houston-based International Drilling Contractor, announced that the RICHMOND has been awarded a contract by Applied Drilling Technology, Inc. to drill one-well in the U.S. Gulf of Mexico at a dayrate of $52,500.  This well (estimated to take 40 days to complete) will be drilled immediately following the completion of the rig’s current contract which is expected to terminate in late April 2009 or early May 2009.  The RICHMOND (the Company’s only rig in the Gulf of Mexico) has been highly utilized for many years and has repeatedly proven its outstanding station-keeping capability and durability during recent hurricane seasons.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management's reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
                                           281-749-7804